Exhibit 10.5

                                LETTER OF INTENT


To: Life Energy Technology Holdings, Inc.
Through Dr. Christopher A. McCormack, President

From: Spinnaker Exploration Company, LLC
Two Allen Center, 1200 Smith Street, Suite 800
Houston, Texas 77002

                                  July 29, 2004


Dr. Christopher McCormack, greetings:

     On behalf of Spinnaker Exploration Company, L.L.C., I am pleased to inform you and submit to you by way of this Letter of Intent that Spinnaker Exploration Company, L.L.C. ("Spinnaker") has authorized me, Scott A. Griffiths, Chief Operating Officer and Executive Vice-President, to commit to Life Energy Technology Holdings, Inc. ("LETH") that Spinnaker will timely conduct a good-faith analysis of that certain data relevant to those commercial opportunities, undertakings or advantages that LETH may possess or have access to relative to Concessions NC 100 ("the Ghadames Basin") and NC 101 ("the Murzuk Basin"), in the country of Libya ("the Concessions"). Spinnaker further commits that after such analysis if it determines at its sole reasonable discretion that participation with LETH in the Concessions will be of positive economic gain, Spinnaker will immediately commence good faith negotiations with respect to participation in a cooperative endeavor with LETH, which negotiations are reasonably intended to result in an agreement between Spinnaker and LETH as to terms and conditions for said cooperative endeavor.

     This Letter of Intent also will serve as a commitment that Spinnaker will abide any and all confidentiality, secrecy agreements and non-compete requirements identified by LETH concerning all such information from LETH or others acting in concert with LETH, and any information which may be disclosed in ensuing negotiations with LETH. Spinnaker and LETH shall negotiate and execute such further confidentiality, secrecy agreements and non-compete requirements LETH may require as a condition for review of all such information and subsequent undertaking of the negotiations. Spinnaker further understands and agrees that as consideration for all the undertakings set forth herein, that Spinnaker will take no action which in any way is independent of LETH relative to the commercial opportunities that LETH has identified and may possess relative to the subject Concessions, unless LETH consents to same in writing. This Letter of Intent is effective as of the 29th day of July 2004 and shall terminate without further action on the 29th day of July 2005. Notwithstanding any language to the contrary in this Letter of Intent or any other agreement, no information which is revealed to Spinnaker by way of Spinnaker's review of the foregoing confidential information or any other information disclosed during negotiations between LETH and Spinnaker may be disclosed, disseminated, used or acted upon by Spinnaker or any agent, employee or assignee of Spinnaker.

     Accordingly we submit this Letter of Intent setting forth that Spinnaker does commit to undertaking the foregoing actions and obligations.



Sincerely,

               SPINNAKER EXPLORATION COMPANY, L.L.C.

               By: /s/Scott A. Griffiths
                --------------------------------------------
                  Scott A. Griffiths, Chief Operating Officer
                  and Executive Vice President


               LIFE ENERGY TECHNOLOGY HOLDINGS, INC.

               Agreed to and Accepted:

               By: /s/ Dr. C.A. McCormak
                --------------------------------------------
                  Dr. C.A. McCormack
                  Title: President & Chief Executive Officer
                  Life Energy & Technology Holdings, Inc